Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-203388) and Form S-8 (Nos. 333-204268, 333-204266, 333-32173, 333-74577, 333-32175, 333-68596, 333-183909, 333-183910, 333-194720, 333-194721) of Bank of the Ozarks, Inc. of our reports dated March 25, 2015 and March 25, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Community & Southern Holdings, Inc. which appear in this Current Report on Form 8-K of Bank of the Ozarks, Inc.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

December 4, 2015